Exhibit 14.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus/Proxy Statement of Federated Short-Term U.S. Government Trust, a portfolio of Money Market Obligations Trust, and to the incorporation by reference of our report, dated September 21, 2009, on the financial statements and financial highlights of Federated Short-Term U.S. Government Trust, included in the Annual Report to Shareholders for the year ended July 31, 2009, in the Prospectus/Proxy Statement included in this Registration Statement on Form N-14.

We also consent to the reference to our firm under the captions "Independent Registered Public Accounting Firm” and “Financial Highlights” in the Federated Short-Term U.S. Government Trust Statement of Additional Information and Prospectus, respectively, dated September 30, 2009, on Form N-1A, which were filed with the Securities and Exchange Commission in Post-Effective Amendment No. 106 (File No. 33-31602), and are incorporated by reference into the Statement of Additional Information and Prospectus/Proxy Statement, respectively, included in this Registration Statement on Form N-14.  We further consent to the incorporation by reference of our report, dated September 21, 2009, on the financial statements and financial highlights of Federated Short-Term U.S. Government Trust, included in the Annual Report to Shareholders for the year ended July 31, 2009, which is also incorporated by reference into the Statement of Additional Information included in this Registration Statement on Form N-14.

                                            /s/ ERNST & YOUNG LLP

Boston, Massachusetts
November 20, 2009